Exhibit 10.13

Fifth Amendment to Marketing Agreement

This Fifth Amendment to Marketing Agreement ("Amendment") dated April ___, 2002, is made and entered into by and between Charles Schwab & Co., Inc., a California corporation ("Schwab") and E-Loan, Inc., a Delaware corporation ("E-Loan"), and is effective as of April ___, 2002.

WHEREAS, Schwab and E-Loan have entered into a Marketing Agreement dated as of April 25, 2000, and four separate amendments dated July 1, 2000, September 1, 2000, January 1, 2001 and July 1, 2001 (collectively the "Agreement");

WHEREAS, E-Loan desires to modify the Agreement to allow additional time within which to provide written notice to Schwab of termination in accordance with Section 11.4(b);

NOW, THEREFORE, the parties hereby agree as follows:

1. Section 11.4(b) of the Agreement is hereby amended to read as follows:

(b) E-Loan shall have the right to terminate this Agreement without cause on July 1, 2002, by giving written notice to Schwab on or before June 1, 2002, provided, however, that E-Loan's right to terminate this Agreement pursuant to this Section shall not apply if E-Loan undergoes a "change of control" as described in Section 11.3(k) of this Agreement at any time prior to July 1, 2002, whether or not E-Loan has given notice to Schwab of E-Loan's intent to terminate the Agreement prior to such change of control.

2. Except for the changes set forth in this Amendment, the Agreement shall remain unchanged in all respects and shall remain in full force and effect in accordance with the terms.

E-LOAN, INC.	CHARLES SCHWAB & CO., INC.

By: _______________________	By: __________________________

Name: _____________________	Name: ________________________

Title: ______________________	Title: _________________________